United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-KA-2

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

September 27, 2010

Date of Report

[Date of Earliest Event Reported]

PCS EDVENTURES!.COM, INC.

(Exact name of Registrant as specified in its Charter)

IDAHO	000-49990	82-0475383
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

345 Bobwhite Court, Suite 200

Boise, Idaho  83706

 (Address of Principal Executive Offices)

(208) 343-3110

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

The Company previously announced that it had entered into an agreement to settle a class action lawsuit (Niederklein v. PCS Edventures!.com, Inc., et al., U.S. District Court for the District of Idaho, Case 1:10-cv-00479-CWD), which had been brought on behalf of shareholders who purchased shares of the Company’s common stock during the period between March 28, 2007, and August 15, 2007, subject to further proceedings and approval by the Court.  While the Company denies the allegations made in the class action lawsuit, the settlement was entered to eliminate the burden and expense of further litigation.  Moreover, neither the settlement nor any of its terms constitute an admission of any wrongful conduct.  If the settlement is approved, the Company and its insurance carrier are obligated to pay the sum of $665,000 in full settlement of the class action.  A copy of the Stipulation of Settlement is attached hereto as Exhibit 10.1 and incorporated herein, with the foregoing summary modified in all respects by such reference.

On October 5, 2011, the Court granted preliminary approval to the settlement, approved the notices that would be sent to potential class members and scheduled the Settlement Fairness Hearing for February 22, 2012, at which time the Court will decide whether to grant final approval.  A copy of the Court’s Order is attached hereto as Exhibit 10.2 and incorporated herein, with the foregoing summary modified in all respects by such reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01.

Item 9.01 Financial Statements and Exhibit

(d)

Exhibit No.

Exhibit Description

10.1

Stipulation of Settlement

10.2

Court Order

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

PCS EDVENTURES!.COM, INC.

Dated:	10/12/2011	By:	/s/ Valerie L. Grindle
Valerie L. Grindle
CEO and director